Exhibit 5.1
Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
November 21, 2008
McAfee, Inc.
3965 Freedom Circle
Santa Clara, California 95054
     RE: REGISTRATION STATEMENT ON FORM S-8
Ladies and Gentlemen:
          We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about November 21, 2008, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 596,118 shares of your common stock, par value $0.01 per share (the “Shares”), reserved for issuance pursuant to the Secure Computing Corporation 2002 Stock Incentive Plan, the Secure Computing Corporation (formerly CipherTrust, Inc.) 2000 Stock Option Plan and the CyberGuard Corporation Third Amended and Restated Employee Stock Option Plan (collectively, the “Plans”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.
          It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati